Exhibit 10.4

NOTARY:

Please issue in your Public Deeds Register, one that shows the ADDENDUM TO THE REAL ESTATE LEASE AGREEMENT (hereinafter, the “Addendum”) that is entered by and between:

•

PROMOTORA ASISTENCIAL S.A.C. CLÍNICA LIMATAMBO, identified with TIN No. 20101098681, domiciled for these purposes at Av. Republic of Panama No. 3606, district of San Isidro, province and department of Lima, duly represented by Edgardo Bertilo Malpartida Fantini, identified with National ID No. 08190815, according to powers of attorney registered in Entry No. 00918946 of the Registry of Legal Persons of Lima (hereinafter, the “LESSOR”); and,

•

ONCOCENTER PERÚ S.A.C., identified with TIN No. 20381170412, domiciled for these purposes at Av. Civil Guard No. 585, district of San Borja, province and department of Lima, duly represented by Luis Felipe Pinillos Casabonne, identified with National ID No. 10610449; and Pablo Marcelo Escobar García, identified with National ID No. 09540029, according to powers of attorney that are registered in Entry No. 11022491 of the Registry of Legal Entities of Lima (hereinafter, the “LESSEE”).

The LESSOR and the LESSEE will be jointly referred to as the “Parties”. This Addendum is entered into by the Parties in accordance with the terms and conditions contained in the following clauses:

FIRST: BACKGROUND

1.1

By means of a public deed dated August 28, 2019, granted before a Notary Public of Lima, Dr. José Alfredo Paino Scarpati (hereinafter, the “Agreement”), the LESSOR leased two (2) properties to the LESSEE for a period of ten (10) years from the date of signing the public deed, in order to use them for the operation of a health establishment with hospitalization and simultaneous and additional activities of related or complementary lines of business, such as private offices, parking lots, cafeterias, gift shops, without limitation. The two (2) properties leased were as follows:

(i)

Property located at Av. Civil Guard No. 368, Urbanización Corpac, district of San Isidro, province and department of Lima, registered in item No. 12133397 of the Registry of Property of Lima (hereinafter, the “Civil Guard Property”).

(ii)

Property located opposite Calle Seis No. 265-273, Urbanización Corpac, district of San Isidro, province and department of Lima, registered in Entry No. 07069664 of the Lima Property Registry (hereinafter, the “Sixth Street Property”).

[signature]

[1.6.10.11] [minute Addendum Oncocenter-Limatambo.pdf] [Page 1 or 6]

1.2

On August 12, 2019, the closure of the items corresponding to the Civil Guard and Sixth Street Property was registered, due to the accumulation of both properties in item No. 14344384 of the Lima Property Registry (hereinafter, the “Accumulated Property”). In this regard, in accordance with Clause 2.3 of the Agreement, the Parties stated for the record that, from the accumulation of the Civil Guard Property and Sixth Street Property, the Agreement was applicable to the property resulting from said accumulation, that is, the Accumulated Property.

1.3	In execution of the Agreement, the LESSEE has carried out a series of works and implemented improvements to the Accumulated Property, including the acquisition and installation of two elevators.

1.4

According to Clause Four of the Agreement, the consideration for the lease as of month 37 to month 120 (i.e., until the end of the Agreement) was set at USD 170,000.00 (One Hundred Seventy Thousand with 00/100 US dollars), excluding the General Sales Tax (GST), income that had to be adjusted annually automatically according to the Lima Consumer Price Index (CPI). In that sense, since September 2022, the amount of the rent is USD 184,859.42 (one hundred eighty-four thousand one hundred fifty-nine with 42/100 dollars), excluding GST.

1.5

In accordance with Clause 2.1 of the Agreement, it is an essential condition thereof that the Civil Guard and Sixth Street Properties (now Accumulated Property) may be implemented and start operation as a health establishment for the term of the Agreement. Notwithstanding this, the LESSEE considers that in order to optimize the development of its activities, it is advisable for the Accumulated Property to have H3 zoning (General Hospital), instead of the RDM zoning with compatibility of use for the Medical Center, which it had at the time of entering into the agreement and maintains to date; for which reason the LESSEE requested that, under its management and cost, a zoning change process be initiated with the Metropolitan Municipality of Lima. For its part, the LESSOR has proceeded to sign the necessary documentation for said purpose, as well as has agreed to assume the cost of said process and reimburse the LESSEE, provided that the condition that the aforementioned zoning change is approved by the Metropolitan Municipality of Lima is met. If not, there will be no reimbursement.

1.6	Due to the provisions of the preceding items, activities implemented and works executed during the term of the Agreement, the Parties have agreed to sign this Addendum.

SECOND: ZONING CHANGE OR SPECIFIC PLAN

2.1	The Parties agree to manage the zoning change to General Hospital (H3).

[signature]

[1.6.10.11] [minute Addendum Oncocenter-Limatambo.pdf] [Page 2 or 6]

2.2	The LESSEE will conduct the procedure for changing from zoning or Specific Plan to H3 zoning, for which it has hired the following Legal and Engineering specialists:

•	Estudio De La Flor, García Montufar, Arata & Asociados, legal specialist consultant, whose fees amount to S/ 120,000.00 (one hundred twenty thousand and 00/100 soles) excluding GST; and

•	Construcad S.A.C., an engineering consultant, whose fees amount to S/ 67,967.31 (sixty-seven thousand nine hundred sixty-seven with 31/100 soles) excluding GST,

2.3

In the event that the LESSEE requires any document from the LESSOR, the LESSOR undertakes from this point forward to sign all documents, briefs, declarations, requests, among others, that the LESSEE requires to process and obtain the zoning change to General Hospital (H3).

2.4

The payment of the fees of the two (2) consultants for the management of the zoning change procedure (procedure currently called Specific Plan) to H3, will be performed according to procedures, milestones, and stages appearing in (i) the Proposal for Professional Services dated December 13, 2022, issued by Studio De La Flor, Garcia Montufar, Arata & Asociados, and (ii) Professional Services Proposal No. 175-2022 dated December 12, 2022, issued by Construcad S.A.C., which form an integral part of this Addendum as Annex 1.

The LESSEE will pay the fees directly to the two (2) specialist consultants.

2.5

In the event of the procedure for changing the zoning or Specific Plan to General Hospital (H3) achieves a favorable ruling and the Ordinance of the Metropolitan Council of Lima approves it, the LESSOR shall reimburse the LESSEE one hundred percent (100%) of the total fees paid to the two (2) consultants for the zoning change procedure, which amounts to S/ 187,967,31 (one hundred eighty-seven thousand nine hundred sixty-seven soles and 31/100).

In order to proceed with the reimbursement, the LESSEE must notify the LESSOR in writing of the issuance of the Ordinance of the Metropolitan Council of Lima approving the change of zoning or Specific Plan. For its part, the LESSOR must reimburse the LESSEE within thirty (30) calendar days following the communication of the approval of the change of zoning of the Specific Plan.

[signature]

[1.6.10.11] [minute Addendum Oncocenter-Limatambo.pdf] [Page 3 or 6]

In the event that the LESSOR does not make the reimbursement within the indicated period, the amount paid by the LESSEE will be deducted from the rent corresponding to the month immediately following the expiration of the period for the reimbursement. For this purpose, the SUNAT sale exchange rate for the date on which the compensation is made will be used.

2.6

The Parties expressly state that, as of the date of the signing of this Addendum, the services are already being carried out and the LESSEE has already made certain payments to the two (2) consultants.

THIRD: RENT

The monthly rent agreed in Clause Four of the Agreement, which currently amounts to USD 184,859.42, will not be subject to annual readjustment in accordance with the Lima Consumer Price Index (CPI) in September 2023 or September 2024, or until the change of zoning or Specific Plan is approved, whichever occurs first. Once the resolution of the change of zoning or Specific Plan to General Hospital (H3) is issued, a new 12-month period will begin to apply the increase the subsequent year, using the same readjustment factor.

This suspension of the annual readjustment that is agreed upon is conditioned on the timely payment of the agreed rent as of July 2023. In the event of non-payment of one (1) month of rent, for more than fifteen (15) business days, it will automatically be void and subject to the reimbursement of the increase not made for the months in which it was not made effective.

FOURTH: AMENDMENT TO THE AGREEMENT

The Parties, for the purpose of better execution of the Agreement, have agreed on changes to what was initially agreed upon, which is why the amendment of section 9.7 of Clause Nine of the Agreement is formalized, being worded as follows:

It states:

“NINTH: REPAIR, IMPROVEMENT, AND CHANGE SCHEDULE.

9.7. The Parties know and declare that two (2) Mitsubishi brand elevators need to be installed in the Civil Guard Property, which the LESSEE will install at the time it deems relevant; this implementation has already been authorized. The cost of the two (2) elevators and their installation will be financed by the LESSEE and said amount will be offset by the cost of the energy-saving utilization system, already installed in the Civil Guard Property, valued at USD 96,089.44 (Ninety-Six Thousand Eighty-Nine and 44/100 United States dollars). The difference against the actual cost of the elevators will be compensated from the monthly rent payment corresponding to the month following when the expense was credited and, from that moment on, the LESSOR accepts the conditions and costs of the acquisition of the elevators and their installation.’’

[signature]

[1.6.10.11] [minute Addendum Oncocenter-Limatambo.pdf] [Page 4 or 6]

It should state:

“NINTH: REPAIR, IMPROVEMENTS, AND CHANGES SCHEDULE

9.7. The Parties state for the record that the LESSEE has installed two (2) Thyssenkrupp brand elevators in the Accumulated Property, assets that the LESSEE has entered in its accounting as improvements without reimbursement and has depreciated them.

For its part, the LESSOR installed in the Accumulated Property an energy savings system, assets that constitute accessories of the Accumulated Property.”

FIFTH: STATEMENTS OF THE PARTIES

5.1

The Parties declare that they intervene by their own right without any reservation or limitation and that their representatives have the express authorization and the necessary and sufficient powers to enter into this Debt, without the need to carry out any other act or fulfill any other communication or formality, without any reservation or limitation.

5.2

With this Addendum being a formula that will facilitate the proper execution of the Agreement, both Parties ratify their commitment in good faith to collaborate and provide timely reciprocal assistance, especially to carry out each and every one of the steps with the corresponding authorities to change the zoning to H3.

5.3

The Parties agree that as a result of the amendment of paragraph 9.7 of Clause Nine of the Agreement agreed above, nothing is owed by the Parties with respect to the cost of acquisition, installation, civil works, studies, reports, or any other that has been incurred for the installation of the Thyssenkrupp elevators; nor with respect to the Energy Savings Use System.

5.4	Except as agreed in this Addendum, the other terms and conditions of the Agreement remain unchanged, therefore, the Parties ratify their full validity and term.

Notary Public, please add the other provisions of law and style, and issue the corresponding public deed.

Signed in the city of Lima, on May 30, 2023.

[signature]

[1.6.10.11] [minute Addendum Oncocenter-Limatambo.pdf] [Page 5 or 6]

[signature]	[signature]
LESSOR	LESSEE

[signature]
Adrian Pastor Torres
BAR
ASSOCIATION No. 34649

[signature]

[1.6.10.11] [minute Addendum Oncocenter-Limatambo.pdf] [Page 6 or 6]